Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GUILD HOLDINGS COMPANY

Guild Holdings Company (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.The name of the corporation is Guild Holdings Company. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on August 11, 2020.

2.The following amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Section 141 and 242 of the DCGL.

3.Article VII of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

ARTICLE VII.

A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.

B. Neither any amendment nor repeal of any of the foregoing provisions of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

C. For the purposes of this Section, the term “officer” is limited to: (i) the Corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer; (ii) an individual identified in the Corporation’s public filings as one of the Corporation’s most highly compensated officers; and (iii) an individual who, by written agreement with the Corporation, has consented to be identified as an officer for purposes of accepting service of process.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on its behalf this 27th day of May, 2025.

GUILD HOLDINGS COMPANY

By: /s/ Terry L. Schmidt
Name: Terry L. Schmidt
Title: Authorized Officer